Exhibit 99.1

Gryphon Digital Mining Converts Debt to Equity to Strengthen Balance Sheet and Increase Shareholder Equity

Anchorage Digital to become largest shareholder and join Gryphon Digital Mining Board

Gryphon restructures Anchorage Digital debt of 304 BTC (approximately $18 million1) to increase shareholder equity and reduce outstanding debt by over 70%, by:

●	converting approximately $13M of debt into equity and pre-funded warrants at $1.10/share, a significant premium to current market price;

●	restructuring the remaining $5 million debt as follows:

o	three year term;

o	4.25% interest rate;

o	interest only payments during the term;

o	conversion features as described below; and

o	payable in USD over 3 years;.

●	granting Anchorage Digital additional warrants to purchase 2 million shares at $1.50/share; and

●	Anchorage Digital will become a key advisor to the Company and will be granted a seat on Gryphon’s Board of Directors

Las Vegas, NV — October 28, 2024 -- Gryphon Digital Mining, Inc. (Nasdaq: GRYP) (“Gryphon” or the “Company”) a bitcoin mining company that is focused on becoming the leader in low-cost, efficient operations, today announced it has entered into an agreement with Anchorage Lending CA, LLC , a subsidiary of Anchor Labs, Inc. d/b/a Anchorage Digital (“Anchorage Digital”), to substantially restructure the Company’s outstanding debt.

“We believe this debt restructuring is a game-changer for Gryphon,” said Steve Gutterman, Gryphon’s CEO. “By reducing our debt from approximately $18 million1 to $5 million and offering conversion at $1.10 per share – approximately double our current stock price – we are not just improving our balance sheet, we believe we are showcasing a sophisticated investor’s belief in our value. “

[1]	Based on an average bitcoin price for the month of September of $60,286.

Mr. Gutterman added, “With an improved balance sheet in place, we believe we are now well-positioned to execute on accretive initiatives, including securing low-cost power deals, strategic M&A, and expanding our revenue generating operations. And, perhaps most importantly, we are delighted to have Anchorage Digital’s input as a member of our board.”

“Anchorage Digital is excited to participate in Gryphon’s future success,” said Nathan McCauley, Co-Founder and CEO of Anchorage Digital. “Bitcoin mining plays an important role in the digital asset ecosystem, and we believe Gryphon can seize opportunity by applying traditional business rigor to accelerate its growth plans. We’re pleased to bring Gryphon onto our balance sheet as a vote of confidence.”

Importantly, this transaction creates positive equity for Gryphon. With the conversion of approximately $13 million of the Anchorage Digital debt into equity, and the reduction of the remaining debt to $5.0 million. Said Gutterman, “We are laser-focused on building shareholder and company equity. This is the first step in that direction. We don’t expect it to be our last.”

Transaction Details

Under the terms of the agreement, Gryphon’s remaining 304 BTC (approximately $18 million) liability to Anchorage Digital will be split between $13 million that converts into equity and pre-funded warrants and $5 million that will remain as debt. The $13 million converts into 8,287,984 Gryphon common shares and 3,530,198 pre-funded warrants at a price of $1.10 per share, representing a 100% premium to Gryphon’s trailing 30-day average closing price. The remaining $5 million debt will have a 3-year term with a 4.25% annual interest rate, payable interest only during the term. At the end of the term, if the Company has not paid off the debt, Anchorage Digital may convert the $5 million into equity as follows: 50% ($2.5 million) at $1.10/share and 50% ($2.5 million) at $1.50/share. Anchorage Digital will also receive warrants to acquire 2 million shares at $1.50 / share. Anchorage Digital will be granted a seat on the Company’s Board of Directors.

About Gryphon Digital Mining

Gryphon Digital Mining, Inc. is an innovative venture in the bitcoin space dedicated to helping bring digital assets onto an environmentally responsible energy grid. With a talented leadership team coming from globally recognized brands, Gryphon is assembling thought leaders to improve digital asset network infrastructure. More information is available on https://gryphondigitalmining.com/.

Conference Schedule:

●	LD Micro Main Event XVII in Los Angeles, CA on October 28th – 30th

Cautionary Statements Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that refer to projections, forecasts or other characterizations of future events or circumstances, including business, financial and operational results, such as changes in the Company’s balance sheet, shareholder equity, repayment of the Anchorage Digital debt and the ability to execute on value-accretive initiatives, and including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on management’s current expectations and assumptions about future events and financial results and are based on currently available information as to the outcome and timing of future events. The forward-looking statements speak only as of the date of this press release or as of the date they are made. Except as otherwise required by applicable law, Gryphon disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Gryphon cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Gryphon. In addition, Gryphon cautions you that the forward-looking statements contained in this press release are subject to the risks set forth in our filings with the Securities and Exchange Commission (the “SEC”), including the section titled “Risk Factors” in the Annual Report on Form 10-K filed with the SEC by Gryphon on April 1, 2024.

INVESTOR CONTACT:

Name: James Carbonara

Hayden IR

Phone: (646)-755-7412

Email: james@haydenir.com